Exhibit 10.8(f)

HOSPIRA 2004 LONG-TERM STOCK INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Director and Hospira (the “Company”);

WITNESSETH THAT:

WHEREAS, the Company maintains the Hospira 2004 Long-Term Stock Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, the Director has agreed to serve as a Director of the Company, and the Director has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Director, as follows:

1.                                       Terms of Award.  The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)                                  The “Director” is                              .

(b)                                 The “Grant Date” is                              .

(c)                                  The number of shares of “Covered Shares” awarded under this Agreement is              shares.  “Covered Shares” are shares of Stock granted under this Agreement and are subject to the terms of this Agreement and the Plan.

Except where the context clearly implies to the contrary, any capitalized term in this award shall have the meaning ascribed to that term under the Plan.  Other words and phrases used in this Agreement are defined pursuant to paragraph 8 or elsewhere in this Agreement.

2.                                       Award.  The Director is hereby granted the number of Covered Shares set forth in paragraph 1.

3.                                       Dividends and Voting Rights.  The Director shall be entitled to receive any dividends paid with respect to the Covered Shares that become payable during the Restricted Period (defined below); provided, however, that no dividends shall be payable to or for the benefit of the Director for Covered Shares with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Director has forfeited those Covered Shares.  The Director shall be entitled to vote the Covered Shares during the Restricted Period to the same extent as would have been applicable to the Director if the Director was then vested in the shares; provided, however, that the Director shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Director has forfeited those Covered Shares. Any additional common shares of the Company issued with respect to the Covered Shares as a result of any stock dividend, stock split or reorganization, shall be subject to the restrictions and other provisions of paragraphs 5, 6 and 7.

4.                                       Issuance of Certificate.  Each certificate issued in respect of the Covered Shares granted under this Agreement shall be registered in the name of the Director and shall be deposited in a bank designated by the Committee or retained by the Company.  The certification of Covered Shares is conditioned upon the Director endorsing in blank a stock power for the Covered Shares.  During the Restricted Period, all certificates evidencing the Restricted Stock will be imprinted with the following legend: “The securities evidenced by this certificate are subject to the transfer restrictions, forfeiture restrictions and other provisions of the Restricted Stock Agreement dated                             between Hospira and [insert participant name].”  Upon lapse of the Restriction Period, the Director shall be entitled to have the legend removed from the certificate representing the Covered Shares.

5.                                       Restricted Period.  The Covered Shares shall be subject to forfeiture pursuant to Section 6 for a period (the “Forfeiture Period”) commencing with the date of the award and ending on the earliest of the following events:

(a)                                  The one-year anniversary of the Grant Date;

(b)                                 The first regularly scheduled shareholders meeting following the Grant Date;

(c)                                  The Date of Termination which occurs due to the Director’s death or Disability; or

(d)                                 The date of a Change in Control that occurs on or before the Date of Termination.

6.                                       Forfeiture of Shares.  If the Date of Termination (as defined below) occurs during the Restricted Period, the Director will forfeit any and all rights with respect to such unvested Covered Shares and the Company shall have the right to cancel any such certificates evidencing such Covered Shares.

7.                                       Restriction on Sale.  All Covered Shares shall be subject to the following restrictions on sale beginning on the date of grant and continuing for all periods while the Director is actively serving as a Director of the Company (the “Restricted Period”):

(a)                                  The shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

(b)                                 Any additional common shares of the Company issued with respect to the Covered Shares as a result of any stock dividend, stock split or reorganization, shall be subject to the restrictions and other provisions of this Agreement.

(c)                                  The Director shall not be entitled to receive any shares prior to completion of all actions deemed appropriate by the Company to comply with federal or state securities laws and stock exchange requirements.

8.                                       Definitions.  For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

(a)                                  Date of Termination.  The term “Date of Termination” means the day following the last date on which the Director serves as a Director for the Company

(b)                                 Disability.  The term “Disability” shall mean the Participant’s inability, by reason of physical or mental impairment, to perform the services required of a director of the Company, as shall be determined in the sole discretion of the Board.

9.                                       Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Director or benefits distributable to the Director under this Agreement have not been exercised or distributed, respectively, at the time of the Director’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Director in a writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Director fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Director, any rights that would have been exercisable by the Director and any benefits distributable to the Director shall be exercised by or distributed to the legal representative of the estate of the Director.  If a deceased Director designates a beneficiary and the Designated Beneficiary survives the Director but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10.                                 Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

11.                                 Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Director from the office of the Secretary of the Company.

12.                                 Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Director and the Company without the consent of any other person.

* * * * * * *

IN WITNESS WHEREOF, the Director has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Director

Hospira

By:

Its: